Exhibit 10.60

CONFIDENTIAL DOCUMENT

EMPLOYER HEALTH PROGRAM AGREEMENT

BY AND BETWEEN

EQUITY HEALTHCARE LLC

AND

FREESCALE SEMICONDUCTOR, INC.

DATED: July 1, 2008

CONFIDENTIAL DOCUMENT

EMPLOYER HEALTH PROGRAM AGREEMENT

This EMPLOYER HEALTH PROGRAM AGREEMENT (this “Agreement”) dated July 1, 2008 (the “Effective Date”) is made and entered into by and between EQUITY HEALTHCARE LLC, a Delaware limited liability company (“Equity Healthcare”) and FREESCALE SEMICONDUCTOR, INC., a Delaware corporation (“Employer”). Equity Healthcare and Employer are each referred to as a “Party” and together as, the “Parties”.

WHEREAS, Equity Healthcare has developed a program of healthcare related services that is being offered by Equity Healthcare to certain Blackstone Group Companies (as defined below) and may be offered to certain non-affiliated companies, including but not limited to standard administrative services for health benefit plans (e.g., network access, claims processing, utilization management), focused clinical models (such as case management and disease management), dedicated employer service and integrated data warehousing and analytic support (the “Program”);

WHEREAS, Employer is a Blackstone Group Company and sponsors a Benefit Plan (as defined below);

WHEREAS, Employer wishes to obtain access to the Program as a component of its design of the Benefit Plan on the terms and conditions set forth herein; and

WHEREAS, Equity Healthcare wishes to provide access to the Program to Employer in connection with the Benefit Plan on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereto, in consideration of the premises and covenants herein contained, and intending to be legally bound hereby, agree as follows:

1.	DEFINITIONS.

The following capitalized terms, when used in this Agreement and the Attachments hereto, shall have the meanings assigned in this Section.

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(a)	“Aetna” means Aetna Life Insurance Company, a Connecticut corporation and its Affiliates.

(b)	“Aetna Administrative Plan” means the Benefit Plan as administered for Employer by Aetna pursuant to the Program as described in further detail in the Aetna ASO Agreement.

(c)	“Aetna ASO Agreement” means an administrative services agreement between Aetna and Employer setting forth the terms under which an Aetna Administrative Plan will be administered for the Employer in accordance with this Agreement.

(d)	“Aetna Participating Employer” is defined in Section 2.1(a).

(e)	“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with the specified Person. A Person shall be deemed to control another Person if such first Person has the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

(f)	“Agreement” is defined in the preamble.

(g)	“Anthem” means WellPoint, Inc., an Indiana corporation (formerly known as “Anthem, Inc.”), and its affiliates.

(h)	“Anthem Administrative Plan” means the Benefit Plan as administered for Employer by Anthem pursuant to the Program as described in further detail in the Anthem ASO Agreement.

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(i)	“Anthem ASO Agreement” means an administrative services agreement between Anthem and Employer setting forth the terms under which an Anthem Administrative Plan will be administered for the Employer in accordance with this Agreement.

(j)	“Anthem National Accounts” (sometimes referred to as “ANA”) means those health plans that are Affiliates of Wellpoint, Inc., an Indiana corporation, and are licensees of the Blue Cross Blue Shield Association.

(k)	“Anthem Participating Employer” is defined in Section 2.1(b).

(l)	“ASO Agreement” means the Aetna ASO Agreement, Anthem ASO Agreement or the ASO agreement with another National Administrative Carrier, as it appears from the circumstances.

(m)	“Benefit Plan” means an employee welfare benefit plan as defined by ERISA and established and maintained by Employer for the purpose of providing healthcare benefits for its Employees and certain other individuals.

(n)	“Blackstone Group Company” shall mean an entity in which a private equity fund for which The Blackstone Group L.P. or any of its Affiliates is the general partner, or owns or owned any of the outstanding equity, partnership or membership interest, as applicable, at any time during the Term.

(o)	“Books and Records” is defined in Section 7.1(b).

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(p)	“Business Day” means any day other than a Saturday or a Sunday or other day on which commercial banks are authorized or required to close in the State of New York.

(q)	“Change in Law” is defined in Section 13.2.

(r)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(s)	“Commencement Date” means the date on which the services elected pursuant to Section 3.1 and Appendix A begin.

(t)	“Confidential Information” is defined in Section 9.2(a).

(u)	“Damages” is defined in Sections 10.1.

(v)	“Departing National Administrative Carrier” is defined in Section 2.1(f).

(w)	“Effective Date” is defined in the preamble.

(x)	“Employee” shall mean the following participants in the Benefit Plan: an employee of Employer, a Retiree of Employer, and a former or then-current employee of Employer participating under COBRA, excluding all spouses and dependents of such persons.

(y)	“Employer” is defined in the preamble.

(z)	“Employer Indemnitee” is defined in Section 10.2.

(aa)	“Equity Healthcare” is defined in the preamble.

(bb)	“Equity Healthcare Fee” is defined in Section 3.1.

(cc)	“Equity Healthcare Indemnitee” is defined in Section 10.1.

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(dd)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ee)	“Geographic Market” means Metropolitan Statistical Area as defined by the United States Office of Management and Budget.

(ff)	“Governmental Entity” means any federal, state, local or foreign governmental, regulatory or other administrative body, court, tribunal, authority, department, commission, board, bureau, agency or instrumentality having or claiming jurisdiction over a Party or as to any element of this Agreement

(gg)	“HDMS” means Health Data & Management Solutions, Inc., an Aetna Affiliate incorporated in Delaware.

(hh)	“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended and in effect from time to time.

(ii)	“Indemnified Party” is defined in Section 10.3.

(jj)	“Indemnifying Party” is defined in Section 10.3.

(kk)	“Initial Term” is defined in Section 5.1(a).

(ll)

“Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v)

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computer software; (vi) electronic and non-electronic data, data bases and documentation thereof; (vii) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (viii) other intellectual property rights; and (ix) copies and tangible embodiments thereof (in whatever form or medium).

(mm)	“Law” means any federal, state, local, foreign, or other constitution, charter, act, statute, law, ordinance, code, rule, regulation, order, specified standards or objective criteria contained in any applicable permit or approval, or other legislative or administrative action of any Governmental Entity or any arbitrator or panel of arbitrators with authority to issue rulings and judgments.

(nn)	“Member” shall mean an Employee, or their spouse or dependent participating in the Benefit Plan.

(oo)	“National Administrative Carriers” means the two health plan administrators with whom Equity Healthcare has contracted to offer plan administration services and other offerings pursuant to the Program; initially Aetna and Anthem, as further defined below.

(pp)	“New National Administrative Carrier” is defined in Section 2.1(f).

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(qq)	“Other Administrative Services Provider” means a National Administrative Carrier (other than Aetna or Anthem) or a provider of Supplemental Services pursuant to the Program.

(rr)	“Party” and “Parties” are defined in the preamble.

(ss)	“Person” means an individual, trust, estate, partnership, or any incorporated or unincorporated organization.

(tt)	“Program” is defined in the first recital.

(uu)	“Program Fees” is defined in Section 3.1.

(vv)	“Proposal” means the document prepared by Aetna or Anthem presenting the terms of the ASO agreement to be entered into by them and Employer.

(ww)	“Retiree” shall mean an individual who is retired from Employer or Employer’s predecessor in interest and is not yet eligible under Medicare.

(xx)	“Supplemental Services” has the meaning assigned in Section 2.1(e).

(yy)	“Term” is defined in Section 5.1(a).

Other specific capitalized terms in this Agreement are defined where used and have the meanings there indicated. Further, any terms, acronyms, and phrases of general custom or use in either the health insurance and/or the healthcare management industry, if and to the extent not specifically defined herein, shall be interpreted in accordance with such custom and usage in such industries.

2.	THE PROGRAM.

2.1	Offerings. Subject to all of the terms and conditions set forth herein, during the Term of this Agreement, Equity Healthcare agrees to provide Employer with access to the Program in connection with the Benefit Plan, such access consisting of the following offerings:

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(a)	Aetna as National Administrative Carrier: Provided that Employer has at least one thousand (1,000) Members who elect to join its Benefit Plan, administration by Aetna of Employer’s Benefit Plan (including, but not limited to, standard administrative services for health benefit plans (e.g., claims processing, utilization management, network access), focused clinical models (such as Health Advocacy Team (HAT) services and disease management/MedQuery services) and dedicated customer service) based on the administrative fees, performance targets, rewards and penalties negotiated by Equity Healthcare, as further described in the Aetna ASO Agreement to be entered into between Employer and Aetna (if Benefit Plan is administered by Aetna pursuant to an Aetna ASO Agreement, Employer would be referred to herein as an “Aetna Participating Employer”);

(b)

Anthem as National Administrative Carrier: Provided that Employer has at least one thousand (1,000) Members who elect to join its Plan, administration of Employer’s Benefit Plan by Anthem (including, but not limited to, standard administrative services for health benefit plans (e.g., claims processing, utilization management, network access), focused clinical models (such as Health Advocacy Team (HAT) services and disease management services) and dedicated customer service) based on the administrative fees, performance targets, rewards and penalties negotiated by Equity Healthcare, as further described in an Anthem ASO Agreement to be entered into between Employer and Anthem (if Benefit

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Plan is administered by Anthem, Employer would be referred to herein as an “Anthem Participating Employer”).

(c)	Participation with Aetna and Anthem; Additional Services from Aetna and Anthem. Employer may elect to become both an Aetna Participating Employer and an Anthem Participating Employer but not in the same Geographic Market. Employer may also elect to purchase services from Aetna and/or Anthem in addition to those services included in the Program as further described in the relevant ASO Agreements.

(d)	Data Services; Clinical Oversight Services. As an Aetna Participating Employer and/or an Anthem Participating Employer, Employer will also automatically receive the following services at no additional charge:

(1)	data warehouse and predictive modeling services from Aetna and/or HDMS pursuant to a Software License and Services Agreement to be entered into by Employer with HDMS;[1] and

(2)	clinical consulting and oversight services to monitor the clinical performance standards as agreed to by Aetna and Anthem for the Program.

[1]

Prior to Employer and Equity Healthcare executing this Agreement, HDMS shall provide Employer with the form Software License and Services Agreement required to be executed by and between Employer and HDMS. Equity Healthcare shall verify that such agreement is consistent with Equity Healthcare’s agreement with HDMS and notify Employer and HDMS if it is not so consistent, in which case HDMS shall revise such agreement to be so consistent. Employer shall be required to execute such agreement in substantially the same form as the version verified by Equity Healthcare to be consistent with Equity Healthcare’s agreement with HDMS within 60 days of Employer’s execution of this Agreement and the terms of such agreement shall be binding on HDMS and Employer. Employer may also maintain a data warehouse and/or analytics contract for similar services with another company.

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(e)	Supplemental Services. Employer may elect to receive additional services as may be offered by Equity Healthcare from time to time during the Term of this Agreement, including but not limited to: services provided by Active Health, an Aetna company (for Employers other than Aetna Participating Employers); dental benefits, pharmacy benefit management services; and dependent eligibility audits, as further described in Appendix A, which may be amended from time to time by Equity Healthcare upon notice to Employer (“Supplemental Services”). Equity Healthcare may subcontract for such services through third parties, including but not limited to Aetna and Anthem.

(f)

Replacement of National Administrative Carrier. Equity Healthcare may substitute any National Administrative Carrier (“Departing National Administrative Carrier”) with a different National Administrative Carrier (“New National Administrative Carrier”), in accordance with Equity Healthcare’s agreements with such National Administrative Carriers, respectively; provided there will be only two National Administrative Carriers in the Program at any time. Equity Healthcare shall give Employer at least one hundred eighty (180) days notice prior to the effective date of any substitution of a National Administrative Carrier. In the event of such notice, this Agreement shall be deemed amended to replace the Departing National Administrative Carrier with the New National Administrative Carrier following such effective date and if Employer has an, ASO Agreement with the Departing National

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Administrative Carrier then Employer agrees to enter into an ASO Agreement for similar administrative services with one of the remaining National Administrative Carriers.

2.2	Self-Insured Plans. Any Aetna Administrative Plan or Anthem Administrative Plan provided through Equity Healthcare hereunder will be self-insured by the Employer which may be subject, at the Employer’s sole option, to stop loss coverage as mutually agreed between the Employer and Employer’s stop loss provider.

3.	PAYMENT OF FEES.

3.1	Equity Healthcare Program Fee. Beginning on the Commencement Date and for the duration of the Term, Employer shall pay Equity Healthcare a fee for access to the Program based on a “per Employee per month” amount (the “Program Fee”) for the services it elects as set forth in Appendix A. The Program Fee shall be due and payable to Equity Healthcare within forty-five (45) days after the first of the month for which services were provided and invoiced. Adjustments to the Program Fee during the term of this Agreement shall be based on changes in services elected by Employer pursuant to this Agreement.

3.2	Invoice Procedure. Equity Healthcare will calculate the monthly fees and provide a monthly invoice to Employer for the Program Fee.

3.3

Aetna and Anthem ASO Fees. If Employer is an Aetna Participating Employer, Employer shall pay the fees payable to Aetna for administration of the Aetna Administrative Plan, as well as any additional services agreed to pursuant to the Aetna ASO Agreement, directly to Aetna, in accordance with the Aetna ASO

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Agreement. If Employer is an Anthem Participating Employer, Employer shall pay the fees payable to Anthem for administration of the Anthem Administrative Plan, as well as any additional services agreed to pursuant to the Anthem ASO Agreement, directly to Anthem, in accordance with the Anthem ASO Agreement. If Employer is participating with any New National Administrative Carrier, Employer shall pay the fees payable to any New National Administrative Cartier for administration of such New National Administrative Carrier’s plan, as well as any additional services agreed to pursuant to the ASO Agreement with such New National Administrative Carrier, directly to New National Administrative Carrier, in accordance with the ASO Agreement with such New National Administrative Carrier. Employer acknowledges that the fees it pays Aetna, Anthem and/or any New National Administrative Carrier, plus any adjustments to such fees for claims-based guarantees or earnback provisions based on claims, clinical and/or operational performance of Aetna, Anthem and/or any New National Administrative Carrier, will be based only on the performance and experience of Employer’s Benefit Plan and not aggregated with data related to the performance or experience of benefit plans of any other Blackstone Group Company.

4.	PUBLIC DISCLOSURE; MARKETING.

4.1

Employer acknowledges and agrees that the applicable Program features (i.e., depending on whether Employer is an Aetna Participating Employer, Anthem Participating Employer or other Employer) shall be promoted to Members by Equity Healthcare and by Aetna, Anthem, or Other Administrative Services Provider, as applicable. Employer shall provide such reasonable assistance and

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cooperation in connection with such promotion as may be requested by Equity Healthcare.

4.2	The Parties shall coordinate with respect to any public announcement regarding the Program. Insofar as possible, public announcements of the Program shall be subject to prior mutual approval of each Party, which approval shall not be unreasonably withheld, conditioned or delayed. Each Party shall designate a representative to work with the other Party to develop mutually acceptable publicity strategies and materials. Nothing in this Agreement shall prohibit any Party from making disclosures required by applicable Laws, or to comply with the requirements of any listing exchange governing the stock of either Party or its Affiliates.

5.	TERM AND TERMINATION.

5.1	Term.

(a)	The Term of this Agreement shall commence on the Effective Date and shall continue in effect until December 31, 2011 (“Initial Term”), and renewed in accordance with subsection (b) below (including renewal terms, the “Term”), unless terminated earlier pursuant to the provisions set forth below.

(b)

At the end of the Initial Term, this Agreement shall automatically be extended by one (1) year periods unless, no less than ninety (90) days prior to any such anniversary, either Party provides the other Party with written notice of its election not to so extend the Initial Term. In the event

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any Party issues such a notice, the Term shall expire at the end of the remaining Term then in effect.

5.2	Termination. This Agreement may be terminated prior to the expiration of the Term as follows:

(a)	Mutual Consent. At any time by the mutual written consent of the Parties.

(b)	Without Cause. Neither Party may terminate this Agreement without cause prior to December 31, 2011. Thereafter, either Party may terminate this Agreement without cause by providing the other Party with at least ninety (90) days prior written notice.

(c)	Material Breach. By either Party after thirty (30) days written notice to the other Party of a material breach by the other Party of any representation or warranty or the material failure to perform any covenant or obligation by the other Party, unless such breaching Party addresses such material breach or cures such failure to the reasonable satisfaction of the non-breaching Party within the thirty (30) day period following the effective date of such notice.

(d)	Bankruptcy. By either Party by written notice to the other Party in the event of the voluntary or involuntary filing by or against the other Party of any petition under any federal or state bankruptcy, receivership, liquidation, rehabilitation, administrative supervision or similar law, which is not dismissed with ninety (90) days after filing.

(e)	Two National Administrative Carriers In Program. By either Party upon ninety (90) days notice if Equity Healthcare does not offer Employer

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access to two National Administrative Carriers at any time during the Term of this Agreement.

(f)	Change in Law. By either Party in accordance with Section 13.2.

5.3	Effect of Termination.

(a)	Except for duties and obligations expressly specified herein to survive, or to be created upon, termination of this Agreement, neither Party shall have any further duties of performance hereunder as of and after the effective date of any termination, but shall remain obligated as to all obligations accrued prior to such date.

(b)	Upon expiration or termination of this Agreement for any reason, each Party shall transfer to the other Party all property of the other Party, including Books and Records of the other Party. Both Parties agree to cooperate fully in all such matters.

(c)	Any ASO Agreement(s) with National Administrative Carriers and any other agreements between Other Administrative Services Providers and Employer entered into as part of the Program shall remain in effect through the then current plan year in accordance with their terms subject to any changes in the services and financial terms that may be triggered by termination of this Agreement as set forth in the applicable ASO Agreement(s). Following the end of the then current plan year, such National Administrative Carrier(s) shall be free to negotiate terms for subsequent periods directly with Employer.

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(d)	The Parties shall continue to cooperate with each other to the extent required to meet then-existing commitments, including but not limited to determination of guarantees and incentives (if required) and payment/reconciliation of any fees, payments or adjustments related to periods prior to termination. The Parties will seek to complete these post-termination obligations as quickly and efficiently as commercially reasonable while minimizing disruption to Employer.

6.	REPRESENTATIONS AND WARRANTIES.

6.1	By Equity Healthcare. Equity Healthcare represents and warrants to Employer as follows:

(a)	Authority. Equity Healthcare is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware. Equity Healthcare has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	Enforceability. This Agreement shall constitute the valid and legally binding obligation of Equity Healthcare, enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(c)	No Conflicts. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i)

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violate the certificate of formation or other governing instrument of Equity Healthcare, or (ii) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Equity Healthcare is a party or by which it is bound.

6.2	By Employer. Employer represents and warrants to Equity Healthcare as follows:

(a)	Authority. Employer is duly incorporated, validly existing, and in good standing as a corporation under the laws of the State of Delaware Employer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limitation to the foregoing, Employer has received any and all necessary approvals from its Board of Directors and/or stockholders, and has made any and all disclosures or filings under any applicable securities laws or regulations or listing requirements that are required to be made on or prior to the Effective Date for its execution and delivery of this Agreement and the performance of its obligations hereunder.

(b)	Enforceability. This Agreement shall constitute the valid and legally binding obligation of Employer, enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

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(c)	No Conflicts. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any provision of the charter, bylaws or other governing instrument of Employer, or (ii) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement (including any collective bargaining agreement), contract, lease, license, instrument, or other arrangement to which Employer is a party or by which it is bound.

7.	COVENANTS.

7.1	Of Equity Healthcare.

(a)	Compliance with Laws. Equity Healthcare agrees to be in compliance with all Laws applicable to the performance of its obligations hereunder and shall advise Employer in writing of known material instance of noncompliance with any such Law promptly upon becoming aware thereof. It shall comply with any reasonable request or directive by Employer to ensure compliance with any such Law.

(b)	Books and Records. Equity Healthcare agrees to keep and maintain books of account and other records on a current basis (collectively, the “Books and Records”) relating the Program. Equity Healthcare agrees to preserve such Books and Records for at least three (3) years following the expiration or termination of the Term or such longer period as may be required by applicable Law.

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(c)	Audits. Equity Healthcare agrees to allow Employer to audit and inspect its Books and Records for purposes of verifying compliance by Equity Healthcare with this Agreement. Employer shall provide Equity Healthcare with at least thirty (30) days advance written notice of any such audit or inspection and shall specify the purpose for the audit or inspection in such notice. All audits and inspections shall be carried out in a manner agreed to by the Parties and designed to protect the confidentiality of Confidential Information. Audits and inspections shall not be conducted more than two (2) times in any twelve (12) month period. Audits and inspections shall be performed by designated representatives of Employer provided that Equity Healthcare may refuse access to records or information to any representative who Equity Healthcare reasonably believes is likely to misuse or misappropriate information as a result of a conflict of interest or otherwise, or whose compensation is contingent or based in whole or in part upon the audit findings.

7.2	Of Employer.

(a)	Compliance with Laws. Employer agrees to be in compliance with all Laws applicable to the performance of its obligations hereunder and shall advise Equity Healthcare in writing of any known material instance of non-compliance with any such Law promptly upon becoming aware thereof. It shall comply with any reasonable request or directive by Equity Healthcare to ensure compliance with any such Law.

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(b)	Books and Records. Employer agrees to keep and maintain Books and Records related to its participation in the Program. Employer agrees to preserve such Books and Records for at least three (3) years following the expiration or termination of the Term or such longer period as may be required by applicable Law.

(c)	No Use of Plan Assets. Employer enters this agreement solely on its own behalf and only in connection with its business purposes and interests, and not in any other capacity or for any other purpose. Employer shall fund all Program Fees, as well as all obligations under the Agreement, including but not limited to amounts due and payable under an Aetna ASO Agreement or Anthem ASO Agreement (or under an agreement with an Other Administrative Services Provider) (i.e., not including amounts funded for claim payments to be made for health care services) from the general corporate funds of Employer and not from either the assets of any Benefit Plan that may be sponsored by Employer or from contributions to or funds committed to any employee benefit plan of any kind whatsoever (through payroll withholdings or otherwise; payment of provider claims for covered health benefit services, however, may be made from plan assets and/or employee contributions, as well as from Employer’s general corporate funds). It is expressly agreed and understood by the Parties that no third parties are intended to benefit in any manner or for any purpose, or to have any rights whatsoever, with respect to this agreement.

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(d)	Exclusivity. Employer shall not, without the prior written consent of Equity Healthcare: (i) negotiate services or fees directly with Aetna, Anthem or Other Administrative Services Provider if such services or fees are covered by this Agreement or the ASO Agreement with Aetna, Anthem or such Other Administrative Services Provider; or (ii) disclose to any third parties, except Affiliates and advisors under confidential obligations to Employer or as required by Law, the amounts of the fees it is paying to Aetna, Anthem or Other Administrative Services Provider pursuant to this Agreement or an ASO Agreement with Aetna, Anthem or Other Administrative Services Provider.

8.	INTELLECTUAL PROPERTY; DATA.

8.1	Intellectual Property. Except as may be explicitly set forth in this Agreement, nothing herein shall be construed as an implied license by either Party to use the other Party’s name or other Intellectual Property. Neither Party shall use the name or any other name or other Intellectual Property of the other Party in any press release, printed form, advertising or promotional materials or otherwise, without the prior written consent of the other Party.

8.2	Ownership of Data. All data or Intellectual Property relating to the activities of the Program provided by Equity Healthcare to Employer, or provided to Equity Healthcare by Aetna, Anthem or Other Administrative Services Provider (e.g., data related to the aggregated financial or clinical performance of Blackstone Portfolio Companies in connection with the Program) shall, as between Employer and Equity Healthcare, be the exclusive property of Equity Healthcare.

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9.	HIPAA; CONFIDENTIALITY.

9.1	Protected Health Information. Employer acknowledges that for purposes of the Program, Equity Healthcare may be a Business Associate (as defined in HIPAA) of Employer and, as such, shall enter into a Business Associate Agreement with Employer in the form attached hereto as Appendix B. Notwithstanding anything in this Agreement to the contrary, no attorney-client privilege, attorney work product protection, accountant-client privilege, or other similar legal privilege or protection shall be deemed waived by Employer or Equity Healthcare.

9.2	Confidential Information.

(a)

Definition. Employer and Equity Healthcare each acknowledges that it may be furnished with, receive or otherwise have access to information of or concerning the other Party that such Party considers to be confidential, a trade secret, or otherwise restricted. “Confidential Information” shall mean all information, in any form, furnished or made available directly or indirectly by one Party, or to which either Party gains access in the course of or incidental to the performance of this Agreement, and that reasonably should have been understood by the recipient because of legends or other markings to be confidential, to the furnishing Party, an Affiliate of the furnishing Party, or a third party. Confidential Information shall include, whether or not designated “Confidential Information,” all non-public information concerning: (i) the financial and other terms and conditions of this Agreement, or of any other agreement between Equity Healthcare and Employer related to the Program; (ii) any data which related to the

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financial or clinical performance of any Blackstone Group Company in connection with the Program. The terms and conditions of this Agreement shall also be deemed Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include information that (A) was rightfully in the possession of the receiving Party without any obligation of confidence before receipt thereof from the disclosing Party, (B) was independently developed by the receiving Party without the use of or reference to any of the disclosing Party’s Confidential Information, (C) is or has become available to the public without fault of the receiving Party or (D) is disclosed to the receiving Party, without restriction, by a third party with the right to so disclose.

(b)

Non-Disclosure. Each Party agrees to maintain the Confidential Information of the other Party in confidence using at least the same degree of care as it uses for its own Confidential Information and not use the other Party’s Confidential Information for any purpose other than the purposes contemplated by this Agreement. Each Party may disclose the other Party’s Confidential information only to (i) officers, directors, employees or Affiliates of the receiving Party who have a need to know such information or (ii) third parties upon the prior written approval of the other Party. Notwithstanding the foregoing, a Party may use or disclose the other Party’s Confidential Information to the extent that, based upon the advice of the Party’s legal counsel, such use or disclosure is reasonably necessary to comply with applicable Law; provided that the Party provides

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reasonable, under the circumstances, advance written notice to the other Party of any such disclosure and discloses only the minimum amount of information necessary to comply with such requirements.

(c)	Return of Materials. As requested by either Party during the Term, upon expiration or any termination of this Agreement, or upon completion of either Party’s obligations under this Agreement, the receiving Party shall return or destroy, as the furnishing Party may direct, all material in any medium that contains, refers to, or relates to Confidential Information of the furnishing Party, and retain no copies; provided that the receiving Party may retain such archival copies as may be necessary to comply with document retention Laws applicable to the receiving Party’s business operations.

(d)

Mitigation. In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the disclosing Party, the receiving Party promptly shall: (i) notify the disclosing Party upon becoming aware thereof; (ii) promptly furnish to the disclosing Party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the disclosing Party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information; (iii) take such actions as may be necessary or reasonably requested by the disclosing Party to minimize the violation; and (iv) cooperate in all reasonable respects with the furnishing Party to

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remedy, terminate or discontinue the violation and any damage resulting therefrom.

(e)	Duration. The Parties’ obligations respecting Confidential Information shall continue for a period of three (3) years following expiration or termination of this Agreement unless a longer period is required by this Agreement or by Law.

10.	INDEMNIFICATION.

10.1	Indemnification by Employer. Employer shall indemnify, defend, and hold harmless Equity Healthcare, its affiliates and their respective directors, officers, employees and agents (each, an “Equity Healthcare Indemnitee”) from any loss, liability, damage, cost or expense (whether incurred or accrued and including reasonable fees and expenses of counsel and other costs reasonably incurred in connection with the defense of such party) (collectively, “Damages”) to the extent that an injury or injuries were caused, directly or indirectly, by Employer or Employer’s employees’, agents’ or subcontractors’ (a) willful misconduct, (b) breach of this Agreement, (c) breach of Employer’s agreement with a National Administrative Carrier or with an Other Administrative Services Provider, (d) gross negligence, or (e) violation of any applicable Law, provided, however, in no event shall Employer be liable for any Damages arising from or relating to Aetna, Anthem or any National Administrative Carrier or Other Administrative Services Provider’s (a) willful misconduct, (b) breach of this Agreement, (c) breach of agreement with Employer (d) negligence, or (e) violation of any applicable Law.

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10.2	Indemnification by Equity Healthcare. Equity Healthcare shall indemnify, defend, and hold harmless Employer, its affiliates and their respective directors, officers, employees and agents (each, an “Employer Indemnitee”) from any Damages to the extent that an injury or injuries were caused, directly or indirectly, by Equity Healthcare or Equity Healthcare’s employees, agents or subcontractors’ (a) willful misconduct, (b) breach of this Agreement, (c) breach of Equity Healthcare’s agreement with a National Administrative Carrier, (d) gross negligence, or (e) violation of any applicable Law, provided, however, in no event shall Equity Healthcare be liable for any Damages arising from or relating to Aetna, Anthem or any National Administrative Carrier or Other Administrative Services Provider’s (a) willful misconduct, (b) breach of this Agreement, (c) breach of agreement with Equity Healthcare (d) negligence, or (e) violation of any applicable Law.

10.3	Notice of Claims The Party seeking indemnification under this section (the “Indemnified Party”) agrees to give prompt written notice to the Party from whom indemnity is sought (the “Indemnifying Party”) of any claims or Damages with respect to which indemnity may be sought. Such notice shall state the relevant facts and include relevant documents and a statement in reasonable detail of the basis for the indemnification being sought. The failure by an Indemnified Party to notify the Indemnifying Party shall not relieve an Indemnifying Party from any liability to the Indemnified Party with respect to any claim or Damages, except to the extent that such failure results in material prejudice to an Indemnifying Party.

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10.4	Defense of Claims. Upon receipt or delivery of notice of claims or Damages for which indemnification is sought, the Indemnifying Party, in its sole discretion, may elect to assume the defense and settlement with respect to such claims. In the event that the Indemnifying Party elects to assume the defense of any claims, the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such claims with its own counsel and at its own expense, and the Indemnifying Party shall cooperate with the Indemnified Party. In the event that the Indemnifying Party elects to assume the defense of any claims, the Indemnifying Party shall (a) assume complete and exclusive responsibility for any settlements that may be achieved or judgments that may be entered and take all steps necessary in the defense or settlement of such claims, and (b) at all times diligently and promptly pursue the resolution of such claims; provided, however, the Indemnifying Party may not agree to any remedies that affect the manner in which the Indemnified Party conducts its business without the prior written consent of the Indemnified Party. If equitable relief is sought against the Indemnified Party, the Indemnifying Party which has assumed the defense of the case must follow the reasonable instructions of the Indemnified Party with respect to such relief. The Indemnified Party shall, and shall cause its representatives to, provide reasonable cooperation to the Indemnifying Party in the defense of any claim defended by the Indemnifying Party.

10.5	Limitation on Damages. In no event shall either Party’s liability under this Agreement, if any, include indirect, consequential (including lost business opportunities), special, punitive or exemplary damages.

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10.6	No Provision of Medical Services. Subject to any ruling to the contrary by a court of competent jurisdiction, the Parties agree that: (a) neither Party renders medical or other health care services or treatments to Members and that no term or provision of this Agreement is intended to impose, or is to be interpreted as imposing, any duty or obligation to provide such services; (b) neither Party is responsible for the health care that is delivered by contracting health care providers; (c) health care providers are solely responsible for the health care they deliver to Members; and (d) health care providers are not the agents or employees of either Party.

11.	RELATIONSHIP OF THE PARTIES.

11.1

Equity Healthcare and Employer. Equity Healthcare is and shall be acting under this Agreement as an independent contractor of Employer. Nothing in this Agreement shall be deemed to create a relationship of master and servant, employer and employee, principal and agent, joint venture, partnership, association taxable as a corporation, or other entity for the conduct of business for profit between the Parties. Nothing in this Agreement shall be construed as authorizing a Party to act on behalf of any other Party, or undertake by this Agreement or otherwise to perform or discharge any liability or obligation of such other Party, whether financial, regulatory, or contractual or to assume any responsibility whatsoever for the conduct of the business or operations of such other Party. To the extent that the employees or agents of the respective Parties perform work related to this Agreement, it is understood that no employees or

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agents of one Party shall be deemed to be employees or agents of any other. Each Party shall have the sole and exclusive control over its agents and employees.

11.2	ERISA Plans. It is the intention of the Parties that nothing in this Agreement (or the actions taken by the Parties prior to the execution hereof) shall result, or is intended to result in, the formation of an employee welfare benefit plan or multiple employer welfare association under ERISA or state law (a) between Equity Healthcare and Employer (or its plans or programs); or (b) between Equity Healthcare and any Members. Employer shall be the sole sponsor of its own benefit plans and programs and shall be solely responsible for determining compliance with ERISA and all other legal requirements pertaining to its benefit plans.

11.3

Fiduciary Status. The Parties understand and intend that Equity Healthcare is not acting as a fiduciary of any kind to Employer and is a business enterprise acting in a lawful manner in the furtherance of its self-interest and benefit. That business includes, among other lawful activities, providing access to health benefit plans administrative services and provider networks offered by vendors of such services with whom Equity Healthcare has entered into contracts. It is understood and agreed that the acts performed and the obligations owed by Equity Healthcare under this Agreement are ministerial in nature and do not require the use of fiduciary authority or discretion. It is understood and agreed between Equity Healthcare and Employer than Equity Healthcare shall not be deemed to a fiduciary with respect to an Employer’s Benefit Plan, or such plan’s participants and beneficiaries within the meaning of ERISA. It is further agreed and

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acknowledged that Equity Healthcare does not and shall not have any authority or discretion whatsoever with respect to the management or administration of any aspect of an employee welfare benefit plan sponsored by Employer or with respect to determining, modifying or interpreting the rules or policies of any such plans pertaining to the eligibility or entitlement of any participant in any such plan to benefits under such plan. Equity Healthcare shall have neither the capacity to control nor any form of authority with respect to the use, expenditure, disposition or investment of any assets of any such benefit plan. All authority, discretion and control whether formal or informal, direct or indirect, with respect to the terms, adjudication of benefit claims or as to the disposition, application or investment of the assets of any Employer benefit plan shall be that of Employer and that of any persons to whom it has delegated, or who exercise any such authority or responsibility.

12.	INSURANCE

12.1	Equity Healthcare Insurance. Equity Healthcare shall maintain such types and amounts of insurance as reasonably required to be maintained by like enterprises with like obligations.

12.2	Employer Insurance. Employer shall maintain such types and amounts of insurance as reasonably required to be maintained by like enterprises with like obligations.

13.	MISCELLANEOUS.

13.1	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the New York without regard to any

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conflicts or choice of laws principles that could cause the application of any other laws. Any legal action or proceeding pursuant to this Agreement and any action for enforcement of any judgment in respect thereof shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Parties each hereby accept for themselves in respect of their respective properties, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts from any thereof.

13.2	Change in Law. In the event of any Change in Law subsequent to the Effective Date that has, or is likely to have, a material adverse effect on any Party’s rights or obligations under this Agreement, the affected Party may request in writing that the other Parties negotiate in good faith for a period of sixty (60) days to amend this Agreement in an effort to substantially restore the affected Party to its original position prior to such Change in Law or to restore the affected Party to a substantially comparable position. If the Parties are unable to amend this Agreement to their mutual satisfaction during such sixty (60) day period. the affected Party may terminate this Agreement on an additional sixty (60) days notice, provided, however, that such termination shall not be effective prior to the effective date of the relevant Change in Law or the interpretation thereof. “Change in Law” means the amendment of any Law in effect as of the Effective Date or the enactment of any new Law, or a written change in the regulatory or judicial interpretation of a Law that affects either ERISA health and welfare benefit plans or the obligations and rights of a Party under this Agreement.

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13.3	No Assignment. Neither Party may assign this Agreement, or any interest in this Agreement, without the prior written consent of the other Party; provided, however, Equity Healthcare may assign this Agreement to any Affiliate without the prior written consent of Employer. Consent to any assignment shall not be deemed to be consent to any subsequent assignment and each assignment must be with the prior written consent of the other Party. This Agreement shall be binding upon each Party’s successors and permitted assigns.

13.4	Waiver; Amendments. No course of dealing or failure of a Party to strictly enforce any term, right or condition of this Agreement shall be construed as a general waiver or relinquishment of such (or any other) term, right or condition. Waiver by a Party of any default shall not be deemed a waiver of any other default. This Agreement shall not be amended except by a written instrument executed by both of the Parties.

13.5	Severability. If any provision of this Agreement shall be held unlawful, invalid, or unenforceable by any court or administrative agency, such provision shall be deemed modified to the minimum extent necessary to restore the validity and enforceability of all provisions hereof, and, to the extent such provision cannot be so modified, it shall be deemed severable and the remainder of this Agreement shall remain in full force and effect and be interpreted so as to carry out the intent of the Parties in an equitable manner.

13.6	Notices. Any notice or other communication required or permitted by this Agreement to be delivered to a Party shall be in writing, by delivery in person or

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by registered or certified mail (postage prepaid, return receipt requested), addressed as following:

If to Equity Healthcare:

Alan M. Muney MD MHA

Executive Director

The Blackstone Group L.P.

345 Park Avenue

New York, N.Y. 10154

with a copy to:

Robert L. Friedman

Chief Legal Officer

The Blackstone Group L.P.

345 Park Avenue

New York, N.Y. 10154

If to Employer:

Vice-President of Human Resources

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, TX 78735

with a copy to:

Freescale Semiconductor, Inc.

Law Department

7700 West Parmer Lane

MD PL02

Austin, TX 78735

or to other such addresses as the Parties may designate by notice sent in accordance herewith. All notices shall be in be effective upon receipt if delivered personally or sent by facsimile, and three (3) days after mailing if sent by registered or certified mail.

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13.7	Survival of Provisions. The provisions of Sections 3, 5.3, 7.1(b), 7.2(b), 8, 9, 10, 11 and 13, definitions of defined terms used therein and any other section providing expressly for survival shall survive the termination of this Agreement.

13.8	Entire Contract. This Agreement, together with any appendices, exhibits, and amendments appended hereto constitute the entire agreement and understanding between the Parties regarding this subject matter, and replace and supersede any prior understandings or agreements, whether written or verbal, between the Parties regarding this subject matter. Neither Party is relying on any representation, understanding, or agreement not expressly contained herein or therein, and no such representation, understanding, or agreement shall be binding or enforceable.

13.9	Rules of Construction. The following rules of construction shall apply to this Agreement:

(a)	Each term defined in the singular form in Section 1 or elsewhere in this Agreement means the plural thereof whenever the plural form is used, and each term defined in the plural form means the singular thereof whenever the singular form is used. The use of a pronoun of any gender is applicable to all genders.

(b)	Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in any other certificate, report or document made or delivered pursuant hereto.

(c)	The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement refer to this Agreement as a whole and not to any

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particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(d)	A reference to any agreement, document or instrument refers to the agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and as permitted therein.

(e)	Except as otherwise specified, a reference to any applicable law or section thereof refers to the law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and to any rules and regulations promulgated thereunder.

(f)	The words “including” and “include” mean including without limiting the generality of any description preceding such term, the phrase “may not” is prohibitive and not permissive, and the word “or” is not exclusive.

(g)	Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from but excluding” and the words “to” and “until” each means “to and including.”

13.10	Headings. The headings preceding the text of the sections of this Agreement and the exhibits hereto are for convenience only and shall not be deemed any part of the terms or construction of this Agreement.

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13.11	No Presumption. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

13.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

EQUITY HEALTHCARE LLC		FREESCALE SEMICONDUCTOR, INC.

By:	/s/ James A. Quella	By:	/s/ Richard M. Beyer
Name:	James A. Quella	Name:	Richard M. Beyer
Title:	Senior Managing Director	Title:	Chairman & CEO
Date:	February 25, 2009	Date:	February 27, 2009

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Appendix A

Selection of Services by Employer (Aetna Administrative Plan, Anthem Administrative

Plan and any Supplemental Services) and Program Fee for Each Service Selected

	Service	Equity Healthcare Program Fee*
X	Access to Aetna Administrative Plan as of July I, 2008	$2 per Employee per month

	Access to Anthem Administrative Plan as of [July 1 , 2008 OR January I, 2009]	$2 per Employee per month

	Supplemental Services	Equity Healthcare Program Fee**
X	Data Services Agreement	Included in above

X	Clinical consulting and oversight services	Included in above

	Access to Active Health services (for Employers other than Aetna Participating Employers)	[to be added]

	Access to dental administrative plan	[to be added]

	Access to pharmacy benefit management plan	[to be added]

Access to dependent eligibility audit plan

[to be added]

*	Separate from fees for Aetna Administrative Plan or Anthem Administrative Plan and any additional services provided by Aetna or Anthem pursuant to Aetna or Anthem ASO Agreements respectively.
**	Separate from fees for Aetna Administrative Plan or Anthem Administrative Plan and any additional services provided by Aetna or Anthem pursuant to Aetna or Anthem ASO Agreements respectively.

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Appendix B

HIPAA Business Associate Agreement

This Addendum effective July 1, 2008 is entered into by and between EQUITY HEALTHCARE LLC, a Delaware limited liability company (“Business Associate”), and Freescale Semiconductor, Inc., a Delaware corporation (“Client”). This Addendum to the underlying Agreement (“Agreement”) is drafted in accordance with Client’s and Business Associate’s obligations under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the applicable requirements of the HIPAA’s implementing regulations issued by the U.S. Department of Health and Human Services, 45 C.F.R. Parts 160-64 (“HIPAA Regulations”), Cal. Civil Code § 56 et seq., Cal. Civil Code § 1798.82 et. seq. and Cal. Ins. Code § 791 et seq., as each may be amended from time to time, to ensure the integrity and confidentiality of individually identifiable personal and health information that a business associate may create for or receive from Client.

1.	DEFINITIONS.

1.1	“Business Associate” means an individual or entity who or which performs a function or activity on behalf of, or provides a service to Client, that involves the creation, use or disclosure of Personal and Health Information.

1.2	“Covered Entity” means a health plan, health care clearinghouse or a health care provider who transmits any health information in electronic form in connection with a transaction covered under the HIPAA Regulations. Client is a Covered Entity.

1.3

“Designated Record Set” means a group of records maintained by or for a Covered Entity comprising the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for Business

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Associate or used, in whole or in part, by or for the Covered Entity to make decisions about individuals. For purposes of this Section 1.3, the term “record” includes any item, collection, or grouping of information that contains Personal and Health Information and is maintained, collected, used, or disseminated by or for a Covered Entity.

1.4	“Personal and Health Information” means either medical information or individually identifiable information in electronic or physical form. Medical information is any information in possession of or derived from a physician or other provider of health care or a health care service plan regarding an individual’s medical history, mental or physical condition, or treatment. Individually identifiable information is that which contains any element of personal identifying information sufficient to allow identification of the individual, such as the individual’s name, address, electronic mail address, telephone number, or social security number, or other information, alone or in combination with other publicly available information, which reveals the individual’s identity.

1.5	“Privacy Official” means the Client individual and such individual’s designees who are responsible for the development and implementation of Client’s policies and procedures regarding privacy and confidentiality of Personal and Health Information. In addition, the Privacy Official’s office shall be responsible for receiving complaints regarding the HIPAA Regulations and shall be able to provide further information about matters covered by the Notice of Privacy Practices.

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1.6	“Security Incident” means unauthorized access, use, disclosure, modification, or destruction of electronic Personal and Health information (“e-PHI”) that is created, received maintained or transmitted by or on behalf of Client or interference with system operations of an electronic information system containing e-PHI that is created, received maintained or transmitted by or on behalf of Client.

2.	PRIVACY OF PERSONAL AND HEALTH INFORMATION.

2.1	Permitted Uses and Disclosures. Business Associate is permitted or required to use or disclose Personal and Health Information it creates for or receives (directly or indirectly) from Client only as follows:

(i) Functions and Activities on Business Associate’s Behalf. Business Associate is permitted to use and disclose the minimum necessary Personal and Health Information it creates for or receives from Covered Entity in order to provide those services set forth in the Agreement, provided that no such use or disclosure would violate the HIPAA Regulations if Covered Entity made the use or disclosure.

(ii) Business Associate’s Operations. Business Associate may use and disclose the minimum necessary Personal and Health Information it creates for or receives from Covered Entity as necessary in order to perform Business Associate’s obligations under the Agreement, for Business Associate’s proper management and administration, or to carry out Business Associate’s legal responsibilities. If Business Associate discloses such Personal and Health Information to an agent, a subcontractor, or other third party, then Business Associate shall obtain reasonable assurances from the agent, subcontractor or other third party to which Business Associate discloses such Personal and Health

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Information that agent, subcontractor or other third party agrees to implement reasonable and appropriate safeguards and shall: (i) hold such Personal and Health Information in confidence and use or further disclose it only for the purpose for which Business Associate disclosed it to the agent subcontractor or other third party or as required by law; and (ii) notify Business Associate (who shall in turn promptly notify Covered Entity) of any instance of which the agent subcontractor or other third party becomes aware in which the confidentiality of such Personal and Health Information was breached.

2.2	Prohibition on Unauthorized Use or Disclosure. Business Associate shall neither use nor disclose Personal and Health Information it creates for or receives from Covered Entity, except as permitted or required by this Addendum, as required by law, or as otherwise permitted in writing by Covered Entity.

2.3	Compliance with Covered Entity’s Confidentiality/Privacy Policies. Business Associate shall comply with Covered Entity’s Confidentiality/Privacy Policies, including the Notice of Privacy Practices attached as Exhibit A, which is distributed to Participants.

2.4	Compliance with Laws: Regulatory Amendments. Business Associate shall comply with all applicable state laws and federal laws not preempted pursuant to the HIPAA Regulations. In addition, any amendment to HIPAA, the HIPAA Regulations, or Cal. Civil Code § 56 et seq., Cal. Civil Code § 1798.82 et seq., and Cal. Ins. Code § 791 et seg., shall be automatically included in this Addendum such that this Addendum remains in compliance with such amendments.

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2.5	Information Safeguards. Business Associate shall develop, implement, maintain and use appropriate administrative, technical and physical safeguards, in compliance with applicable state and federal laws, to preserve the integrity, confidentiality, and availability of and to prevent unauthorized disclosures of Personal and Health Information created or received for or from Covered Entity. Business Associate shall document and keep such safeguards current and, upon Covered Entity’s reasonable request, shall provide Covered Entity with a copy of policies and procedures related to such safeguards.

2.6	Subcontractors and Agents. Business Associate will require any of its subcontractors and agents, to which Business Associate is permitted by this Addendum or in writing by Covered Entity to disclose Covered Entity’s Personal and Health Information, to provide reasonable assurance, evidenced by written contract, that such subcontractor or agent will comply with the same privacy and security safeguard obligations with respect to Covered Entity’s Personal and Health Information that are applicable to Business Associate under this Addendum.

2.7

Minimum Necessary. Business Associate will, in its performance of the functions, activities, services, and operations specified in Section 2.1(ii) above, make reasonable efforts to use, to disclose, and to request only the minimum amount of Covered Entity’s Personal and Health Information reasonably necessary to accomplish the intended purpose of the use, disclosure or request, except that Business Associate will not be obligated to comply with this minimum

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necessary limitations with respect to those exceptions specified in 45 C.F.R. § 164.502 (b)(2).

3.	PERSONAL AND HEALTH INFORMATION ACCESS, AMENDMENT AND DISCLOSURES.

3.1	Access. Business Associate shall, upon Covered Entity’s reasonable request permit, within ten (10) business days of receipt of request, an individual (or the individual’s personal representative) to inspect and obtain copies of any Personal and Health Information about the individual which Business Associate created or received for or from Covered Entity and that is in Business Associate’s custody or control.

3.2	Amendment. Business Associate shall, upon receipt of notice from Covered Entity, promptly amend or permit Covered Entity access to amend any portion of an individual’s Personal and Health Information which Business Associate created or received for or from Covered Entity and that is in Business Associate’s custody or control.

3.3	Disclosures. Except as permitted by applicable law, Business Associate shall document each disclosure it makes of an individual’s Personal and Health Information to a third party and shall include any illegal, inadvertent, wrongful, or negligent disclosures in its documentation of disclosures.

3.4	Disclosure Reporting.

(i) Legal or Authorized Disclosure. On the last day of each month, Business Associates shall forward to Covered Entity a report of disclosures, as required by 45 CFR § 164.528; however, this requirement shall not apply if Business Associate has not made

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any such disclosures during the month. Such report shall include the applicable individual’s name, the person to whom the Personal and Health Information was disclosed, what was disclosed, why the information was disclosed, and the date of such disclosure.

(ii) Illegal, Inadvertent or Wrongful Disclosure and Security Incidents. Business Associate shall report to Covered Entity any use or disclosure of Personal and Health Information or any Security Incident not permitted by this Addendum or in violation of the HIPAA Regulations. Business Associate shall make the report to Covered Entity’s Privacy Official not more than twenty-four (24) hours after Business Associate learns of such non-permitted use, disclosure or Security Incident. Business Associate shall report such use, disclosure or Security Incident in accordance with Section 3 of this Addendum.

(iii) Termination of Agreement. Upon termination of the Agreement, Business Associate shall provide to Covered Entity one final report of any and all disclosures made of all individuals’ Personal and Health Information.

3.5	Inspection of Books and Records. Business Associate shall make available for inspection its internal practices, books, and records, relating to its use and disclosure of the Personal and Health Information it creates or receives for or from Covered Entity, to Covered Entity and to the U.S. Department of Health and Human Services to determine Covered Entity’s compliance with the HIPAA Regulations or this Addendum.

3.6

Designated Record Set. Business Associate agrees that all Personal and Health Information received by or created for Covered Entity shall be included in an individual’s Designated Record Set. Business Associate shall maintain such

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Designated Record Set with respect to services provided to an individual under this Addendum, and shall allow such individual to access the Designated Record Set as provided in the HIPAA Regulations.

3.7	Restriction Agreements and Confidential Communications. Business Associate will comply with any agreement that Covered Entity makes that either (i) restricts use or disclosure of Covered Entity’s Personal and Health Information pursuant to 45 C.F.R. § 164.522(a), or (ii) requires confidential communication about Covered Entity’s Personal and Health Information pursuant to 45 C.F.R. § 164.522(b), provided that Covered Entity notifies Business Associate in writing of the restriction or confidential communication obligations that Business Associate must follow. Covered Entity will promptly notify Business Associate in writing of the termination of any such restriction agreement or confidential communication requirement and, with respect to termination of any such restriction agreement, instruct Business Associate whether any of Covered Entity’s Personal and Health Information will remain subject to the terms of the restriction agreement.

4.	BREACH OF PRIVACY OR SECURITY OBLIGATIONS.

4.1	Breach. In furtherance of Business Associate’s obligation under Sections 3.3 and 3.4 above, Business Associate shall report to Covered Entity any use or disclosure of Personal and Health Information or Security Incident not permitted by this Addendum. Business Associate’s report shall contain, at a minimum, the following information:

(i)	The nature of the non-permitted or violating use or disclosure;

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(ii) The Personal and Health Information used, or disclosed;

(iii) The name of the person who made the non-permitted or violating use or received the non-permitted or violating disclosure;

(iv) The corrective actions Business Associate took or shall take to prevent further non-permitted or violating uses, or disclosures;

(v) The actions Business Associate took or shall take to mitigate any deleterious effect of the non-permitted or violating use, or disclosure; and

(vi) Any such other information, including a written report, as Covered Entity may reasonably request.

4.2	Termination of Agreement. As required by the HIPAA Regulations, Covered Entity may, in addition to other available remedies, terminate the Agreement if Business Associate has materially breached any provision(s) of the Agreement and has failed to cure or take any actions to cure such material breach within five (5) calendar days of Covered Entity informing Business Associate of such material breach. Covered Entity shall exercise this right to terminate the Agreement by providing Business Associate written notice of termination, which termination shall include the reason for the termination. Any such termination shall be effective immediately or at such other date specified in Covered Entity’s notice of termination.

(i) Obligations upon Termination. Upon termination, cancellation, expiration or other conclusion of the Agreement, Business Associate shall, if feasible, destroy all Personal and Health Information, including all copies of and any data or compilations derived from and allowing identification of any individual who is a subject of

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the Personal and Health Information, in whatever form or medium (including in any electronic medium under Business Associate’s custody or control), that Business Associate created or received for or from Covered Entity. Business Associate shall complete such destruction or return as promptly as possible, but not later than thirty (30) calendar days after the effective date of the termination, cancellation, expiration or other conclusion of the Underlying Contract. If it is not feasible to destroy such Personal and Health Information, or upon Covered Entity’s request, Business Associate shall return to Covered Entity such Personal and Health Information including all copies of and any data or compilations derived from and allowing identification of any individual who is a subject of the Personal and Health Information. Business Associate shall identify any Personal and Health Information, including copies of and any data or compilations derived from and allowing identification of any individual who is a subject of the Personal and Health Information created or received for or from Covered Entity that cannot feasibly be destroyed or returned to Covered Entity, and shall limit its further use or disclosure of such Personal and Health Information, including all copies of and any data or compilations derived from and allowing identification of any individual who is a subject of the Personal and Health Information. Within thirty (30) days of termination, cancellation, expiration or other conclusion of the Agreement, an officer of Business Associate shall certify in writing to Covered Entity that such return or destruction has been completed, shall deliver to Covered Entity the identification of any Personal and Health Information, including all copies of and any data or compilations derived from and allowing identification of any individual who is a subject of the Personal and Health Information, for which return or destruction is infeasible and, for that Personal and Health Information, including all copies

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of and any data or compilations derived from and allowing identification of any individual who is a subject of the Personal and Health Information, shall certify that it shall only use or disclose such Personal and Health Information for those purposes that make return or destruction infeasible.

(ii) Continuing Privacy and Security Obligation. Business Associate’s obligation to protect the privacy and security of the Personal and Health Information, including all copies of and any data or compilations derived from and allowing identification of any individual who is a subject of the Personal and Health information, it created or received for or from Covered Entity shall be continuous and survive termination, cancellation, expiration or other conclusion of the Agreement.

5.	CONFLICTS.

The terms and conditions of this Addendum shall prevail in the event this Addendum conflicts with any provision of the Agreement, to the extent that the conflicting terms deal with the same subject matter of this Addendum. Except as set forth in this Addendum, all other provisions of this Agreement shall remain unchanged and in effect.

Equity Healthcare LLC		Freescale Semiconductor, Inc.

By:		By:
Title:	Senior Managing Director	Title:	HIPAA Compliance Officer
Date:	February 25, 2009	Date:	March 3, 2009

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